Exhibit 99.1
GENTEX REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS
Zeeland, Michigan, July 24, 2014 - Gentex Corporation, the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the second quarter ended June 30, 2014.
For the second quarter of 2014, the Company’s net sales were $338.4 million, up 18% compared with net sales of $287.0 million in the second quarter of 2013.
The gross profit margin in the second quarter of 2014 was 39.7%, compared with a gross profit margin of 35.8% in the second quarter of 2013. The improvement in the gross profit margin is due to the impact of the HomeLink® acquisition, improvements in product mix, and purchasing cost reductions, which were partially offset by annual customer price reductions.
Net income for the second quarter of 2014 was $76.7 million, up 47% compared with net income of $52.1 million in the second quarter of 2013.
Earnings per diluted share in the second quarter of 2014 were $0.52, an increase of $0.16 or 44% compared with earnings per diluted share of $0.36 in the second quarter of 2013.
During the second quarter of 2014, the Company benefited from incremental research & development tax credits related to its tax return filings for calendar years 2010 through 2012 in the amount of $5.5 million. As a result, the effective tax rate in the second quarter of 2014 decreased to 27.4% and the incremental impact to earnings per diluted share for the quarter was approximately $0.04. Additionally, in the third quarter of 2014, the Company expects to complete further studies relating to the 2013 calendar year, and estimates the effective tax rate to be approximately 30.5% - 31.5% for the third quarter, based on current tax laws and the incremental benefits associated with research & development tax credits not originally included in 2013 financial results.
Automotive mirror unit shipments in the second quarter of 2014 increased 12% compared with the second quarter of 2013, primarily due to increased unit shipments of both the Company's interior and exterior auto-dimming rearview mirrors, in all of the Company's primary markets. As a result, automotive net sales in the second quarter of 2014 were $329.6 million, up 18% compared with automotive net sales of $279.8 million in the second quarter of 2013.
Other net sales, which includes dimmable aircraft windows and fire protection products, were $8.8 million in the second quarter of 2014, up 24% compared with $7.2 million in the second quarter of 2013.
”We are pleased to continue to see strong revenue growth in a relatively flat light vehicle production environment,” said Gentex Chairman of the Board and Chief Executive Officer, Fred Bauer, “attributable to strength in our market penetration for our newly acquired HomeLink applications, inside and outside electrochromic mirrors, as well as SmartBeam and driver assist camera systems ," continued Bauer. "The Company continues to maintain focus and cost discipline, which has driven another quarter of record financial performance," concluded Bauer.
Future Estimates
The Company’s forecasts for light vehicle production for each of the following periods in 2014 compared with the same periods in 2013 are based on the IHS Automotive July, 2014, forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive's July light vehicle production forecast)
(in Millions)
Region	3rd Quarter 2014	3rd Quarter 2013	% Change	Calendar Year 2014	Calendar Year 2013	% Change
North America	4.25	3.88	10%	17.0	16.2	5%
Europe	4.57	4.56	—%	20.0	19.5	3%
Japan and Korea	3.27	3.25	1%	13.6	13.5	1%
Based on the July 2014 IHS production forecast and current forecasted product mix, the Company estimates that net sales in the third quarter of 2014 will increase approximately 15 - 20% compared to the third quarter of 2013, and estimates the gross profit margin in the third quarter of 2014 to be approximately 39.5 - 40%.
The Company also estimates that E, R&D expense for the third quarter of 2014 will increase 5 -10% compared with the third quarter of 2013. S, G&A expense is estimated to increase approximately 10% compared with the third quarter of 2013.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business; integration of the newly acquired HomeLink business operations; retention of the newly acquired customers of the HomeLink business; and expansion of product offerings including those incorporating HomeLink technology. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the Nasdaq Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Second Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today, July 24, 2014. To access that call, go to www.gentex.com and select the “Audio Webcast” icon on the right side of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About The Company
Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months ended June 30,
	2014	2013	% Change	2014	2013	% Change
North American Interior Mirrors	2,119	1,998	6%	4,094	4,030	2%
North American Exterior Mirrors	629	558	13%	1,165	1,068	9%
Total North American Mirror Units	2,748	2,556	8%	5,259	5,098	3%
International Interior Mirrors	3,310	2,889	15%	6,573	5,535	19%
International Exterior Mirrors	1,324	1,174	13%	2,675	2,291	17%
Total International Mirror Units	4,634	4,063	14%	9,247	7,826	18%
Total Interior Mirrors	5,429	4,887	11%	10,667	9,564	12%
Total Exterior Mirrors	1,953	1,732	13%	3,839	3,359	14%
Total Auto-Dimming Mirror Units	7,382	6,619	12%	14,506	12,924	12%
Note: Percent change and amounts may not total due to rounding.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(unaudited) Three Months Ended June 30,		(unaudited) Six Months ended June 30,
	2014	2013	2014	2013
Net Sales	$338,436,964	$286,973,898	$674,176,308	$556,472,867
Cost of Goods Sold	204,144,736	184,361,279	408,585,273	360,396,745
Gross profit	134,292,228	102,612,619	265,591,035	196,076,122

Engineering, Research & Development	20,234,074	18,864,182	40,723,301	37,547,758
Selling, General & Administrative	14,222,716	12,152,166	27,854,750	23,078,454
Income from operations	99,835,438	71,596,271	197,012,984	135,449,910
Other Income	5,786,565	5,532,668	10,301,109	7,432,941
Income before Income Taxes	105,622,003	77,128,939	207,314,093	142,882,851
Provision for Income Taxes	28,895,257	25,031,542	62,021,276	45,354,887
Net Income	$76,726,746	$52,097,397	$145,292,817	$97,527,964

Earnings Per Share
Basic	$0.53	$0.36	$1.00	$0.68
Diluted	$0.52	$0.36	$0.99	$0.68
Weighted Average Shares
Basic	145,215,130	143,240,233	145,059,684	142,888,337
Diluted	146,499,493	144,010,525	146,618,589	143,537,992

Cash Dividends Declared per Share	$0.16	$0.14	$0.30	$0.28

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited) June 30, 2014	December 31, 2013
ASSETS
Cash and Cash Equivalents	$391,650,469	$309,591,724
Other Current Assets	342,057,709	291,594,518
Total Current Assets	733,708,178	601,186,242

Plant and Equipment - Net	358,316,077	357,021,225

Goodwill	307,365,845	307,365,845
Long-Term Investments	109,797,786	107,005,522
Intangible Assets	356,525,000	366,175,000
Patents and Other Assets	24,321,193	25,334,600
Total Other Assets	798,009,824	805,880,967

Total Assets	$1,890,034,079	$1,764,088,434

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$128,813,323	$119,980,414
Long-Term Debt	261,875,000	265,625,000
Deferred Income Taxes	51,607,443	50,879,337
Shareholders' Investment	1,447,738,313	1,327,603,683
Total Liabilities & Shareholders' Investment	$1,890,034,079	$1,764,088,434